Exhibit 10.1 Restated - Investment Advisory Agreement

                         INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT ("Agreement") is effective as of July 8, 2004 (the "Effective Date") by and between Aztec Communications Group, Inc., a Nevada corporation, (the "Company"), whose address is 770 South Post Oak Lane, Suite 435, Houston, Texas 77056 and SBI USA, LLC, a California limited liability company, (the "Advisor"), whose address is 610 Newport Center Drive, Suite 1205, Newport Beach, California 92660; and this Agreement supercedes, rescinds and replaces in its entirety that said previous Investment Advisory Agreement entered into between the Company and the Advisor dated July 8, 2004.

                                   RECITALS

A. The Company wishes to engage the services of the Advisor to advise and consult with the Company on certain business and financial matters as set forth in this Agreement.

B. The Advisor has extensive experience in investment banking, business and financial consulting, and entrepreneurial executive management. As a result, the Advisor has the expertise to advise and assist the Company in developing a successful business plan, and in evaluating businesses that may be likely candidates to strategically partner with the Company, on the terms and subject to the conditions set forth in this Agreement.

C. The Company wishes to engage the services of the Advisor as an independent contractor to advise and consult with it with respect to (i) developing a successful business plan, (ii) exploring strategic alliances, partnering opportunities and other cooperative ventures, (iii) evaluating possible acquisition and strategic partnering candidates, and marketing opportunities for the Company, (iv) the Company's business development activities, including major geographic and service expansion plans, (v) the Company's merger and acquisition strategies, including the evaluation of targets and the structuring of transactions; (vi) the Company's employee relations; and (vii) the Company's marketing strategy; all on the terms and subject to the conditions set forth in this Agreement.

D. The Advisor is willing to accept such engagement, on the terms set forth in this Agreement.

Now therefore, in consideration of the foregoing recitals and the mutual covenants and obligations contained in this Agreement, including the payment of fees and other good and valuable consideration contained herein, the parties agree as follows:




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1. Engagement.

1.1. Engagement. The Company hereby engages the Advisor to perform the Services, as defined and set forth in paragraph 1.4, for the Term as defined and set forth in paragraph 1.2, and the Advisor hereby accepts this engagement, on the terms and subject to the conditions set forth in this Agreement.

1.2. Term. The term of the Advisor's engagement under this Agreement shall be for the period beginning on the Effective Date and ending when terminated as provided in paragraph 4 below (the "Term").

1.3. Relationship. The relationship between the Company and the Advisor created by this Agreement is that of independent contractors, and the Advisor is not and shall not be deemed to be an employee of the Company for any purpose.

1.4. Services. The following services (the "Services") shall be rendered, from time to time by the Advisor during the Term, as the Company may request, but not to exceed 20 hours per month except at Advisor's sole discretion, solely for the Company's benefit and not for the benefit of any third party:

(a) Assist management with the development of a successful business plan for the Company.

(b) Explore strategic alliances, partnering opportunities and other cooperative ventures for the Company within and without the Company's present industry focus.

(c) Evaluate possible acquisition and strategic partnering candidates, and marketing opportunities for the Company.

(d) Evaluate the Company's business development activities, including major geographic and service expansion plans.

(e) Evaluate the Company's merger and acquisition strategies, including the evaluation of targets and the structuring of transactions.

(f) Evaluate the Company's employee relations.

(g) Evaluate the Company's marketing strategy.

(h) Advise and consult with the Company's board of directors (the "Board") and executive officers with respect to any of the above described matters.

1.5. No Capital Raising Services. The Services do not include consulting with or advising or assisting the Company, in any manner (i) in connection with the offer or sale of securities in any capital-raising transaction, or (ii) to directly or indirectly promote or maintain a market for any of the Company's securities.






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1.6. No Investment Advisory or Brokerage Services; No Legal Services. The
Services do not include requiring the Advisor to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. Advisor's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to the Company. Accordingly, Advisor shall not express any legal opinions with respect to any matters affecting the Company. Advisor's work on this engagement shall not consist of effecting transactions in the Company's securities and Advisor shall not provide any securities broker-dealer services to the Company.

1.7. Location. The Company and the Advisor intend that the Services shall be rendered primarily from the Advisor's offices in Newport Beach, California and may be rendered by telephone, facsimile and e-mail communication. The Advisor understands and acknowledges it may be necessary to travel to perform the Services, and that the Advisor shall be required to do so at its own expense (the Advisor's Fee having been agreed to in consideration thereof). The Advisor shall be reasonably available by telephone to consult with the Board at regular and special meetings thereof.

1.8. Time; Non-exclusive. The Advisor shall devote as much time to the performance of the Services as is reasonably necessary, but the Advisor shall not required to devote any fixed number of hours or days to the performance of the Services. The Company recognizes that the Advisor has and will continue to have other clients and business, and agrees that this engagement is non-exclusive.

1.9. Support Staff and Facilities. The Advisor shall fumish its own support staff, office, telephone, and other facilities and equipment necessary to the performance of the Services, and the Company shall not be required to provide the Advisor with any such staff, facilities or equipment.

1.10. Confidentiality. The Advisor shall not disclose any non-public, confidential or proprietary information, including but not limited to confidential information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, or employee information, unless required to do so by applicable law.

2. Advisor's Fees and Expenses.

2.1. The Advisor's Fee. As the Company has minimal cash and assets at this time, the Advisor agrees to accept compensation for its services under this Agreement in the form of shares of the Company's common stock, that the board of directors of the Company has determined has a fair market value of $29,010 or $.01 per share, subject to future subdivisions, combinations or mergers, rather than in cash, on the following terms:



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(a) The Company shall issue and deliver to the Advisor, as a fee for its
Services under this Agreement (the "Advisor's Fee") 2,900,950 shares of the Company's common stock, adjusted by future subdivisions, combinations or mergers and issued as the Advisor directs (the "Shares") which shall be fully earned and non-refundable as of the following dates: (i) 700,000 Shares as of the effective date of this Agreement, (ii) 925,000 Shares as of September 15, 2004, (iii) 775,000 Shares as of April 15, 2005, and (iv) 500,950 Shares as of July 8, 2005. The Company shall issue the Shares in the name of Shelly Singhal, the Advisor's alter ego as that term is defined in the Amendments to Form S-8 promulgated by the Securities Exchange Commission ("SEC") Release No. 33-7646.

(b) In connection with the formation of a strategic plan for 2004, the Board adopted a directors and officers stock option and stock award plan (the "Plan"). The Company filed a registration statement on Form S-8 (the "Registration Statement") with the SEC that registers the issuance of shares of common stock and options under the terms of the Plan. The Company shall issue the Advisor's Fee pursuant to and in accordance with the Plan. The certificates representing the Shares shall be free and clear of any legends or restrictions.

(c) The Company shall issue instructions to its transfer agent to issue the certificates representing the Shares free and clear of any legend, restriction or stop order, and deliver the shares, so registered, to Advisor. The Company warrants that the Shares shall be freely transferable on the books and records of the Company. Nothing in this Section 2.1 (c) shall affect in any way the Advisor's obligations and agreement to comply with all applicable securities laws upon resale of the Shares.

(d) The Advisor shall have the right to make purchases of a total of 1,500,000 Class A, Class B, Class C and Class D Warrants, adjusted by future subdivisions, combinations or mergers on the following dates: 1,500,000 warrants as of March 15 2005; 1,500,000 warrants as of July 8, 2005; 1,500,000 warrants as of September 15 2005; 1,500,000 warrants as of March 15, 2006. Each purchase shall be for the cash price of $100.00. Notwithstanding the foregoing, Advisor shall not acquire the right to purchase any portion of the warrant if the acquisition of such right would give the Adviser beneficial ownership in the Company of more than 9.9%.

2.2. Offset; Withholding; Taxes. The Company shall pay the Advisor's Fee to the Advisor without offset, deduction or withholding of any kind or for any purpose. The Advisor shall pay any federal, state and local taxes payable by it with respect to the Advisor's Fee.

2.3. The Advisors Expenses. Except for expenses incurred in attending meetings of the Board such other expenses as the Company shall first expressly agree in writing to pay or reimburse to Advisor, the Advisor shall pay all expenses incurred by it in connection with its performance of the Services under this Agreement.

3. Representations, Warranties and Covenants:

3.1. Representations and Warranties of the Company. The Company represents and warrants to and covenants with the Advisor that:

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(a) Incorporation, Good Standing, and Due Qualification. The Company is a
corporation duly incorporated, validly existing and in good standing under the laws of Nevada; has the corporate power and authority to own its assets and to transact the business in which it is now engaged and proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b) Corporate Power and Authority. The execution, delivery and performance by the Company of this Agreement, including the issuance of the Warrants and the Shares have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Company's shareholders;
(ii) contravene the Company's certificate of incorporation or bylaws; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Company is a party.

(c) Legally Enforceable Agreement. This Agreement is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

3.2. Representations and Warranties of the Advisor. The Advisor represents and warrants to and covenants with the Company that:

(a) Power and Authority. The execution, delivery and performance by the Advisor of this Agreement, does not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Advisor;

(ii) result in a breach of or constitute a default under any agreement or other instrument to which the Advisor is a party.

(b) Power and Authority. The execution, delivery and performance by the Advisor of this Agreement, have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of the Advisor's partners;

(ii) contravene the Advisor's organizational documents;

(iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Advisor; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Advisor is a party.

(c) Legally Enforceable Agreement. This Agreement is the legal, valid and binding obligation of the Advisor, enforceable against it i accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

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(d) Advisor:

(i) is not the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining it or her from, or otherwise limiting their involvement in any of the following activities:

(A) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission ("CFT") or any associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(B) Engaging in any type of business practice; or

(C) Engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities laws or federal commodities laws.

(ii) was not the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days its or her right to engage in any activity described in subparagraph (i) above, or to be associated with persons engaged in any such activity.

(iii) was not found by a court in a civil action or by the state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

(iv) was not found by a court in a civil action or by the CFTC to have violated any federal commodities law, and the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated.

4. Termination. This Agreement shall be terminate at the expiration of one year from the date hereof, unless terminated sooner by mutual written agreement of the parties:

5. Confidential Information.

5.1. The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and


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similar items of the Company and its subsidiaries. By reason of his being a
Advisor to the Company, Advisor has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations may extend through the United States. Therefore, Advisor recognizes that the Company is relying on these agreements in entering into this Agreement:

5.2 During and after the Term, Advisor will not use. disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company. Advisor agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

5.3 During the Term, Advisor will not induce any employee of the Company to leave the Company's employ or hire any such employee (unless the Board of Directors of the Company shall have authorized such employment and the Company shall have consented thereto in writing).

6. General Provisions.

6.1. Entire Agreement; Modification; Waivers. This Agreement contains the entire agreement of the parties, and supersedes any prior agreements with respect to its subject matter. There are no agreements, understandings or arrangements of the parties with respect to the subject matter of this Agreement that are not contained herein. This Agreement shall not be modified except by an instrument in writing signed by the parties. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party making the waiver. The waiver of any provision of this Agreement shall not be deemed to be a waiver of any other provision or any future waiver of the same provision.

6.2. Notices. All notices given under this Agreement shall be in writing, addressed to the parties as set forth below, and shall be effective on the earliest of (i) the date received, or (it) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express or Network Couriers):

            If to the Company:                 It to the Advisor:

            Aztec Communications Group, Inc.   SBI USA, LLC
            3730 Kirby, Suite 1200             610 Newport Center Drive
            Houston, Texas 77098               Suite 1205
            Attention: L. Mychal Jefferson     Newport Beach, CA 92660
            Chairman & CEO


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6.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California; provided, however, that if any provision of this Agreement is unenforceable under such law but is enforceable under the laws of the State of Nevada, then Nevada law shall govern the construction and enforcement of that provision.

6.4. Jurisdiction and Venue. The courts of the State of California sitting in Orange County (the "Orange County Court") shall have exclusive jurisdiction to hear, adjudicate, decide, determine and enter final judgment in any action, suit, proceeding, case, controversy or dispute, whether at law or in equity or both, and whether in contract or tort or both, arising out of or related to this Agreement, or the construction or enforcement hereof or thereof (any such action, suit, proceeding, case, controversy or dispute, a "Related Action"). The Company and the Advisor hereby irrevocably consent and submit to the exclusive personal jurisdiction of the Orange County Courts to hear, adjudicate, decide, determine and enter final judgment in any Related Action. The Company and the Advisor hereby irrevocably waive and agree not to assert any right or claim that it is not personally subject to the jurisdiction of the Orange County Courts in any Related Action, including any claim of forum non conveniens or that the Orange County Courts are not the proper venue or form to adjudicate any Related Action. If any Related Action is brought or maintained in any court other than the Orange County Courts, then that court shall, at the request of the Company or the Advisor, dismiss that action. The parties may enter a judgment rendered by the Orange County Courts under this Agreement for enforcement in the courts of Nevada and the party against whom such judgment is taken will not contest the authority of such courts to enforce such a judgment.

6.5 Waiver of Jury Trial. The Company and the Advisor hereby waive trial by jury in any Related Action.

6.6 Attorney's Fees. The prevailing party in any Related Action shall be entitled to recover that party's costs of suit, including reasonable attorney's fees.

6.7 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of the parties and their respective successors in interest and assigns.

6.8 Construction, Counterparts. This Agreement shall be construed as a whole and in favor of the validity and enforceability of each of its provisions, so as to carry out the intent of the parties as expressed herein. Heading are for the convenience of reference, and the meaning and interpretation of the text of any provision shall take precedence over its heading. This Agreement may be signed in one or more counterparts, each of which shall constitute an original, but all of which, taken together shall constitute one agreement. A faxed copy or photocopy of a party's signature shall be deemed an original for all purposes.


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In Witness Whereof, the parties have executed this Agreement effective as of the Effective Date.

      The Company:                             The Advisor:
      AZTEC COMMUNICATIONS GROUP, INC.         SBI USA, LLC

      By: /s/ L. Mychal Jefferson              By:  /s/ Shelly Singhal
      ---------------------------              ------------------------
              L. Mychal Jefferson              Name:    Shelly Singhal
              Chairman & CEO Title:




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